Exhibit 99.1

Date: Aug 5, 2015

Spectra Energy Reports Second Quarter 2015 Results

Second Quarter Highlights:

•	Ongoing EBITDA and distributable cash flow exceed prior year quarter

•	EBITDA at Spectra Energy Partners segment up 28%

•	$600 million in expansion projects placed into service while project backlog – underpinned by secured, long-term contracts – grows by more than $400 million, to $9.6 billion

•	Strong distributable cash flows support ongoing dividend growth

•	Special items of $138 million after tax charges, with EPS effect of $0.20

•	2Q 2015 dividend of $0.37 per share compared with $0.335 per share in 2Q 2014

HOUSTON – Spectra Energy Corp (NYSE: SE) today reported second quarter 2015 financial results. For the quarter, ongoing earnings before interest, taxes, depreciation and amortization (EBITDA) were $652 million, compared with $627 million in the prior-year quarter.

Ongoing distributable cash flow (DCF) for the quarter was $285 million, compared with $277 million in the same quarter last year.

Ongoing net income from controlling interests was $156 million, or $0.23 diluted earnings per share (EPS), compared with $146 million, or $0.22 diluted EPS in second quarter 2014. Reported net income from controlling interests was $18 million, or $0.03 diluted EPS, compared with $146 million, or $0.22 diluted EPS in second quarter 2014.

Effects of Second Quarter 2015 Special Items

(Unaudited, $MM)	EBITDA	EPS	DCF
Ongoing	$652	$0.23	$285
Adjustments related to Special Items
DCP goodwill impairment	$(194)	$(0.18)	$0
DCP loss on asset sale	(12)	(0.01)	0
Western Canada employee & overhead reductions	(11)	(0.01)	(11)

Total Special Items	$(217)	$(0.20)	$(11)

Reported	$435	$0.03	$274

CEO COMMENT

“Our second quarter results once again underline our resilient business model, which is anchored by our robust portfolio of fee-based assets and growth projects,” said Greg Ebel, chief executive officer, Spectra Energy. “Our ongoing earnings not only exceeded our results for the same quarter last year, they exceeded our own expectations. Even in a challenging energy market, Spectra Energy’s business mix continues to demonstrate its ability to generate solid earnings and cash flows, allowing us to drive value for our investors through the ongoing growth in our dividend. Our strong performance in the first and second quarters of the year confirms our confidence in achieving our full year distribution coverage target of at least 1.2.

“During the quarter, we placed $600 million of projects into service, while growing our backlog of projects in execution by $400 million, to a total of $9.6 billion – projects which are all underpinned by secured, long-term contracts. This year, we will bring more than $2 billion of projects into service, creating additional earnings and cash flow growth in 2016 and beyond,” continued Ebel. “We continued to demonstrate our solid execution record by placing the Uniontown to Gas City project into service on August 1, well ahead of plan.”

SEGMENT RESULTS

Spectra Energy Partners

Spectra Energy Partners reported second quarter 2015 EBITDA of $478 million, compared with $374 million in second quarter 2014. These quarterly EBITDA results reflect increased earnings mainly from expansion projects placed into service: TEAM 2014, TEAM South, and Kingsport. In addition, the increased earnings reflect higher transportation revenues due to higher volumes and tariff rates on the Express pipeline, as well as higher earnings from increased volumes on the Sand Hills natural gas liquids (NGL) pipeline.

Distribution

The Distribution business reported second quarter 2015 EBITDA of $98 million, compared with $112 million in second quarter 2014. This change was almost entirely due to a lower Canadian dollar in second quarter 2015.

Western Canada Transmission & Processing

Western Canada Transmission & Processing reported second quarter 2015 ongoing EBITDA of $115 million, compared with $111 million in second quarter 2014. The 2015 period excludes a special item of $11 million related to employee and overhead reductions. The segment’s 2015 ongoing results reflect higher earnings at Empress, mostly offset by the effect of a lower Canadian dollar.

Field Services

Spectra Energy reported its 50 percent share of ongoing EBITDA from Field Services of $(27) million in second quarter 2015, compared with $54 million in second quarter 2014. The 2015 period excludes a special item of a $194 million non-cash goodwill impairment and $12 million related to a loss on the sale of an asset. The decrease in EBITDA was mainly attributable to continued lower commodity prices, partially offset by asset growth, improved operating efficiencies and other initiatives.

During the second quarters of 2015 and 2014, respectively, NGL prices averaged $0.48 per gallon versus $0.93 per gallon, NYMEX natural gas averaged $2.64 per million British thermal units (MMBtu) versus $4.67 per MMBtu, and crude oil averaged approximately $58 per barrel versus $103 per barrel.

Other

“Other” reported net expense of $12 million and $24 million in the second quarters of 2015 and 2014, respectively, reflecting lower employee benefits costs. “Other” is primarily comprised of corporate expenses, including benefits and captive insurance.

Interest Expense

Interest expense was $166 million in second quarter 2015, compared with $176 million in second quarter 2014, reflecting a lower Canadian dollar.

Income Taxes

Excluding a $72 million tax benefit from a special item related to a goodwill impairment at DCP Midstream in the current quarter, income tax expense was $65 million in second quarters 2015 and 2014 and the effective tax rate was 24 percent in the second quarter of 2015, compared with 26 percent in the second quarter of 2014.

Foreign Currency

Net income was lower by $6 million due to the lower Canadian dollar.

Liquidity and Capital Expenditures

Total debt outstanding at Spectra Energy as of June 30, 2015, was $14.2 billion. Total Spectra Energy liquidity at the end of the quarter was $3.5 billion, including $2.1 billion of available liquidity at Spectra Energy Partners.

Spectra Energy has $2.8 billion of capital expansion spending planned in 2015, of which $2.2 billion is at Spectra Energy Partners. Excluding reimbursements from noncontrolling interests, total capital spending for the six months ended June 30, 2015, was slightly more than $1 billion, comprised of approximately $760 million of growth capital expenditures and about $260 million of maintenance capital expenditures.

EXPANSION PROJECT UPDATES

Spectra Energy is making tremendous progress on its goal of securing $35 billion in new projects by the end of the decade. As of the end of second quarter 2015:

•	$8.2 billion – in service and delivering solid cash flows

•	$9.6 billion – in execution

•	$20+ billion – in development

Spectra Energy Partners

At U.S. Transmission, the Uniontown to Gas City project was placed into service and began delivering gas to the Midwest on August 1, earlier than the planned start date of November 1.

U.S. Transmission remains on track with all the projects it has in execution. The OPEN project will bring incremental Marcellus and Utica supply to southern markets on or before the planned November 2015 in-service date. The AIM project in New England began construction this quarter and is scheduled to be in service in the second half of 2016. The company is also on track with the NEXUS project, which has a scheduled fourth quarter 2017 in-service date. FERC resource reports for NEXUS were completed in June, and the company anticipates filing a formal FERC application later this year. The Lebanon Extension project, which will deliver new natural gas supplies to Midwest markets, moved into execution during the quarter, with secured commercial commitments and an anticipated 2017 in-service date. The Gulf Markets, Loudon, Atlantic Bridge, and Sabal Trail projects are also proceeding well towards their respective in-service dates.

The $3 billion Access Northeast project, under development with Eversource and National Grid, continues to advance. Unlike other projects in the region, which are proposing to serve gas LDC’s in New England, Access Northeast is focused on the New England electric power market. Project customers – including Eversource, National Grid, and Central Maine Power – serve more than 80 percent of the 6.5 million electric customers in the region.

This project will expand the Algonquin and Maritimes & Northeast systems, utilizing their existing footprints.

The company expects the project’s electric power customers to file agreements with their respective public utility commissions soon and anticipates moving Access Northeast into execution later this year or in early 2016, once state regulatory approvals have been received.

Also under development, two Appalachian expansion projects would further connect Marcellus and Utica supply to demand markets. The Greater Philadelphia Expansion and Marcellus to Market projects both received positive responses to open seasons during the quarter and discussions with potential customers are under way.

In the Liquids business, the Red Lake project to expand the reach of Sand Hills to access growing Permian Basin production will go fully into service once DCP’s Zia II plant – which is in the final stages of starting up – comes on line. On the crude oil system, the $135 million Express Enhancement project is currently in execution with an estimated 2016 in-service date.

Longer term, customer interest remains strong in the larger scale crude projects in development. The company continues to expect a late-in-the-decade time frame to secure commitments to advance these projects.

Distribution

Union Gas is on track with the construction of the 2015 Dawn-Parkway project, which is the first of several expansions advancing along the Dawn-Parkway path. This project is scheduled to go into service during the fourth quarter this year. The 2016 Dawn-Parkway project began construction this quarter and is scheduled to be in service in the second half of 2016. The 2017 Dawn-Parkway project was moved into execution during the quarter. Commercial contracts underpinning this $620 million project have been executed, and the facility’s application has been filed with the Ontario Energy Board.

Western Canada Transmission & Processing

Work is advancing on projects highlighting the benefits of the company’s expansive and attractive existing footprint in Western Canada. Two of these expansions are expected to be in service in 2017: the Jackfish Lake and RAM projects.

The company moved another Western Canada project, High Pine, into execution in the second quarter 2015 to further expand the BC pipeline. The customer agreement has been executed, and the $325 million project will have a late 2016 in-service date.

Field Services

Field Services placed the Lucerne II processing plant in the DJ basin into service this quarter and is in the final stages of starting up its Zia II processing plant in the Permian Basin.

Additional Information

Additional information about second quarter 2015 earnings can be obtained via the Spectra Energy website: www.spectraenergy.com.

The analyst call, held jointly with Spectra Energy Partners, is scheduled for today, Wednesday, August 5, 2015, at 8:00 a.m. CT. The webcast will be available via the Investors sections of the Spectra Energy and Spectra Energy Partners websites. The conference call can be accessed by dialing (888) 252-3715 in the U.S. or Canada, or (706) 634-8942 internationally. The conference ID is 80785677 or “SE and SEP Quarterly Earnings Call.” Please call five minutes prior to the scheduled start time.

A replay of the call will be available until 5:00 p.m. CT on Tuesday, November 3, 2015, by dialing (800) 585-8367 in the U.S. or Canada, or (404) 537-3406 internationally. The conference ID is 18703265. A replay and transcript also will be available via the Spectra Energy and Spectra Energy Partners websites.

Non-GAAP Financial Measures

We use ongoing net income from controlling interests and ongoing diluted EPS as measures to evaluate operations of the company. These measures are non-GAAP financial measures as they represent net income from controlling interests and diluted EPS, adjusted for special items. Special items represent certain charges and credits which we believe will not be recurring on a regular basis. We believe that the presentation of ongoing net income and ongoing diluted EPS provide useful information to investors, as it allows them to more accurately compare our ongoing performance across periods. The most directly comparable GAAP measures for ongoing net income from controlling interests and ongoing diluted EPS are net income from controlling interests and diluted EPS.

The primary performance measure used by us to evaluate segment performance is segment earnings from continuing operations before interest, income taxes, and depreciation and amortization (EBITDA). We consider segment EBITDA, which is the GAAP measure used to report segment results, to be a good indicator of each segment’s operating performance from its continuing operations as it represents the results of our segments’ operations before depreciation and amortization without regard to financing methods or capital structures. Our segment EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate EBITDA in the same manner.

We also use ongoing EBITDA, ongoing segment EBITDA and ongoing Other EBITDA (net expenses) as measures of performance. These measures of performance are non-GAAP financial measures as they represent reported EBITDA, reported segment EBITDA and reported Other EBITDA, adjusted for special items. We believe that the presentation of ongoing EBITDA, ongoing segment EBITDA and ongoing Other EBITDA provide useful information to investors, as they allow investors to more accurately compare a company’s, a segment’s or Other’s ongoing performance across periods. The most directly comparable GAAP measures for ongoing EBITDA, ongoing segment EBITDA or ongoing Other EBITDA are reported EBITDA, reported segment EBITDA or reported Other EBITDA.

We have also presented Distributable Cash Flow (DCF), which is a non-GAAP financial measure. We believe that the presentation of DCF provides useful information to investors as it represents the cash generation capabilities of the company to support dividend growth. We also use ongoing DCF, which is a non-GAAP financial measure, as it represents DCF adjusted for special items. The most directly comparable GAAP measure for DCF and ongoing DCF are net income.

The non-GAAP financial measures presented in this press release should not be considered in isolation or as an alternative to financial measures presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures of other companies because other companies may not calculate these measures in the same manner.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our beliefs and assumptions. These forward-looking statements are identified by terms and phrases such as: anticipate, believe, intend, estimate, expect, continue, should, could, may, plan, project, predict, will, potential, forecast, and similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an effect on rate structure, and affect the speed at and degree to which competition enters the natural gas and oil industries; outcomes of litigation and regulatory investigations, proceedings or inquiries; weather and other natural phenomena, including the economic, operational and other effects of hurricanes and storms; the timing and extent of changes in commodity prices, interest rates and foreign currency exchange rates; general economic conditions, including the risk of a prolonged economic slowdown or decline, or the risk of delay in a recovery, which can affect the long-term demand for natural gas and oil and related services; potential effects arising from terrorist attacks and any consequential or other hostilities; changes in environmental, safety and other laws and regulations; the development of alternative energy resources; results and costs of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general market and economic conditions; increases in the cost of goods and services required to complete capital projects; declines in the market prices of equity and debt securities and resulting funding requirements for defined benefit pension plans; growth in opportunities, including the timing and success of efforts to develop U.S. and Canadian pipeline, storage, gathering, processing and other related infrastructure projects and the effects of competition, and timing and success of efforts to secure contracts; the performance of natural gas and oil transmission and storage, distribution, and gathering and processing facilities; the extent of success in connecting natural gas and oil supplies to gathering, processing and transmission systems and in connecting to expanding gas and oil markets; the effects of accounting pronouncements issued periodically by accounting standard-setting bodies; conditions of the capital markets during the periods covered by forward-looking statements; and the ability to successfully complete merger, acquisition or divestiture plans; regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of the business following a merger, acquisition or divestiture. These factors, as well as additional factors that could affect our forward-looking statements, are described under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Information” in our 2014 Form 10-K, filed on February 27, 2015, and in our other filings made with the Securities and Exchange Commission (SEC), which are available via the SEC’s website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. All forward-looking statements in this release are made as of the date hereof and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Spectra Energy Corp (NYSE: SE), a FORTUNE 500 company, is one of North America’s leading pipeline and midstream companies. Based in Houston, Texas, the company’s operations in the United States and Canada include more than 22,000 miles of natural gas, natural gas liquids, and crude oil pipelines; approximately 300 billion cubic feet (Bcf) of natural gas storage; 4.8 million barrels of crude oil storage; as well as natural gas gathering, processing, and local distribution operations. Spectra Energy is the general partner of Spectra Energy Partners (NYSE: SEP), one of the largest pipeline master limited partnerships in the United States and owner of the natural gas, natural gas liquids, and crude oil assets in Spectra Energy’s U.S. portfolio. Spectra Energy also has a 50 percent ownership in DCP Midstream, the largest producer of natural gas liquids and the largest natural gas processor in the United States. Spectra Energy has served North American customers and communities for more than a century. The company’s longstanding values are recognized through its inclusion in the Dow Jones Sustainability World and North America Indexes and the CDP S&P 500 Climate Disclosure and Performance Leadership Indexes. For more information, visit www.spectraenergy.com and www.spectraenergypartners.com.

Media:	Phil West
(713) 627-4964
(713) 627-4747 (24-hour media line)

Analysts & Investors:	Roni Cappadonna
(713) 627-4778

Spectra Energy Corp

Quarterly Highlights

June 2015

(Unaudited)

(In millions, except per-share amounts and where noted)

These results include the impact of special items

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
COMMON STOCK DATA
Earnings Per Share, Diluted	$0.03	$0.22	$0.42	$0.84
Dividends Per Share	$0.37	$0.335	$0.74	$0.67
Weighted-Average Shares Outstanding, Diluted	672	673	672	672
INCOME
Operating Revenues	$1,192	$1,253	$2,815	$3,096
Total Reportable Segment EBITDA	447	651	1,238	1,673
Net Income - Controlling Interests	18	146	285	565
EBITDA BY BUSINESS SEGMENT
Spectra Energy Partners	$478	$374	$933	$803
Distribution	98	112	290	338
Western Canada Transmission & Processing	104	111	265	348
Field Services	(233)	54	(250)	184

Total Reportable Segment EBITDA	447	651	1,238	1,673
Other EBITDA	(12)	(24)	(27)	(41)

Total Reportable Segment and Other EBITDA	$435	$627	$1,211	$1,632

DISTRIBUTABLE CASH FLOW
Distributable Cash Flow	$274	$277	$852	$908
CAPITAL AND INVESTMENT EXPENDITURES
Spectra Energy Partners (a)			$638	$444
Distribution			207	131
Western Canada Transmission & Processing			149	270
Other			29	18

Total Capital and Investment Expenditures, Excluding Acquisitions (a)			$1,023	$863

Expansion and Investment (a)			$760	$626
Maintenance and Other			263	237

Total Capital and Investment Expenditures, Excluding Acquisitions (a)			$1,023	$863

	June 30, 2015	December 31, 2014
CAPITALIZATION
Common Equity - Controlling Interests	31%	32%
Noncontrolling Interests and Preferred Stock	11%	10%
Total Debt	58%	58%
Total Debt	$14,235	$14,679
Book Value Per Share (b)	$11.32	$12.16
Actual Shares Outstanding	671	671

(a)	Excludes contributions received from noncontrolling interests of $58 million in 2015 and $20 million in 2014.
(b)	Represents controlling interests.

Spectra Energy Corp

Quarterly Highlights

June 2015

(Unaudited)

(In millions, except where noted)

These results include the impact of special items

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
SPECTRA ENERGY PARTNERS
Operating Revenues	$602	$531	$1,208	$1,112
Operating Expenses
Operating, Maintenance and Other	192	193	399	378
Other Income and Expenses	68	36	124	69

EBITDA	$478	$374	$933	$803

Express Pipeline Revenue Receipts, MBbl/d (a)	235	204	242	214
Platte PADD II Deliveries, MBbl/d	172	176	170	171
Canadian Dollar Exchange Rate, Average	1.23	1.09	1.23	1.10
DISTRIBUTION
Operating Revenues	$290	$360	$952	$1,078
Operating Expenses
Natural Gas Purchased	103	152	486	540
Operating, Maintenance and Other	90	96	176	199
Other Income and Expenses	1	—	—	(1)

EBITDA	$98	$112	$290	$338

Number of Customers, Thousands			1,425	1,405
Heating Degree Days, Fahrenheit	866	979	5,125	5,230
Pipeline Throughput, TBtu (b)	132	121	460	415
Canadian Dollar Exchange Rate, Average	1.23	1.09	1.23	1.10
WESTERN CANADA TRANSMISSION & PROCESSING
Operating Revenues	$304	$391	$674	$966
Operating Expenses
Natural Gas and Petroleum Products Purchased	25	91	92	265
Operating, Maintenance and Other	174	189	321	354
Other Income and Expenses	(1)	—	4	1

EBITDA	$104	$111	$265	$348

Pipeline Throughput, TBtu	220	224	476	466
Volumes Processed, TBtu	156	175	336	352
Canadian Dollar Exchange Rate, Average	1.23	1.09	1.23	1.10
FIELD SERVICES
Earnings (loss) from equity investment in DCP Midstream, LLC	$(233)	$54	$(250)	$184

Cash Distributions to Spectra Energy	$—	$78	$—	$137

Natural Gas Gathered and Processed/Transported, TBtu/day (c)	7.0	7.3	7.1	7.2
Natural Gas Liquids Production, MBbl/d (c)	408	452	404	449
Average Natural Gas Price Per MMBtu (d)	$2.64	$4.67	$2.81	$4.80
Average Natural Gas Liquids Price Per Gallon (e)	$0.48	$0.93	$0.48	$1.00
Average Crude Oil Price Per Barrel (f)	$57.94	$102.99	$53.29	$100.84

(a)	Thousand barrels per day.
(b)	Trillion British thermal units.
(c)	Reflects 100% of DCP Midstream volumes.
(d)	Million British thermal units. Average price based on NYMEX Henry Hub.
(e)	Does not reflect results of commodity hedges.
(f)	Average price based on NYMEX calendar month.

Spectra Energy Corp

Condensed Consolidated Statements of Operations

(Unaudited)

(In millions)

These results include the impact of special items

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Operating Revenues	$1,192	$1,253	$2,815	$3,096
Operating Expenses	786	915	1,868	2,119

Operating Income	406	338	947	977

Other Income and Expenses	(167)	91	(123)	261
Interest Expense	166	176	325	354

Earnings Before Income Taxes	73	253	499	884
Income Tax Expense (Benefit)	(7)	65	94	229

Net Income	80	188	405	655
Net Income - Noncontrolling Interests	62	42	120	90

Net Income - Controlling Interests	$18	$146	$285	$565

Spectra Energy Corp

Condensed Consolidated Balance Sheets

(Unaudited)

(In millions)

	June 30,	December 31,
	2015	2014

ASSETS

Current Assets	$1,737	$2,332
Investments and Other Assets	7,623	8,007
Net Property, Plant and Equipment	22,281	22,307
Regulatory Assets and Deferred Debits	1,403	1,394

Total Assets	$33,044	$34,040

LIABILITIES AND EQUITY

Current Liabilities	$3,137	$3,809
Long-term Debt	12,783	12,769
Deferred Credits and Other Liabilities	6,787	6,806
Preferred Stock of Subsidiaries	258	258
Equity	10,079	10,398

Total Liabilities and Equity	$33,044	$34,040

Spectra Energy Corp

Distributable Cash Flow

(Unaudited)

(In millions)

	Quarter-To-Date June 30,		Year-To-Date June 30,
	2015	2014	2015	2014

Net Income	$80	$188	$405	$655
Add:
Interest expense	166	176	325	354
Income tax expense (benefit)	(7)	65	94	229
Depreciation and amortization	193	199	386	399
Foreign currency loss (gain)	4	1	3	(2)
Less:
Third party interest income	1	2	2	3

EBITDA	435	627	1,211	1,632

Add:
Earnings from equity investments	(5)	(85)	(29)	(246)
Non-cash impairment at DCP	194	—	194	—
Distributions from equity investments (a)	70	124	124	223
Empress non-cash mark to market	1	4	23	8
Non-cash impairment at Ozark Gas Gathering	—	—	9	—
Other	17	1	22	(12)
Less:
Interest expense	166	176	325	354
Equity AFUDC	24	9	40	15
Net cash paid (refund) for income taxes	18	13	(28)	1
Distributions to non-controlling interests	49	42	93	81
Maintenance capital expenditures (b)	181	154	272	246

Total Distributable Cash Flow	$274	$277	$852	$908

(a)	Excludes $4 million and $218 million in distributions from investments in equity affiliates (SESH $200 million, Sand Hills $14 million, and Southern Hills $4 million) for the six month periods ended June 30, 2015 and 2014, respectively.
(b)	Excludes reimbursable expenditures.

Spectra Energy Corp

Reported to Ongoing Earnings Reconciliation

June 2015 Quarter-to-date

(Unaudited)

(In millions, except per-share amounts)

	Reported Earnings	Special Items		Ongoing Earnings
SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION

Spectra Energy Partners	$478	$—		$478

Distribution	98	—		98

Western Canada Transmission & Processing	104	11	A	115

Field Services	(233)	206	B	(27)

Total Reportable Segment EBITDA	447	217		664

Other	(12)	—		(12)

Total Reportable Segment and Other EBITDA	$435	$217		$652

EARNINGS

Total Reportable Segment EBITDA and Other EBITDA	$435	$217		$652
Depreciation and Amortization	(193)	—		(193)
Interest Expense	(166)	—		(166)
Interest Income and Other	(3)	—		(3)
Income Tax Benefit (Expense)	7	(79)		(72)

Total Net Income	80	138		218

Total Net Income - Noncontrolling Interests	(62)	—		(62)

Total Net Income - Controlling Interests	$18	$138		$156

EARNINGS PER SHARE, BASIC	$0.03	$0.20		$0.23

EARNINGS PER SHARE, DILUTED	$0.03	$0.20		$0.23

A - Overhead reduction costs at Western Canada Transmission & Processing.

B - Loss on asset sale and goodwill impairment at Field Services.

Weighted Average Shares (reported and ongoing) - in millions

Basic	671
Diluted	672

Spectra Energy Corp

Reported to Ongoing Earnings Reconciliation

June 2014 Quarter-to-date

(Unaudited)

(In millions, except per-share amounts)

Reported/ Ongoing Earnings
SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION

Spectra Energy Partners	$374

Distribution	112

Western Canada Transmission & Processing	111

Field Services	54

Total Reportable Segment EBITDA	651

Other	(24)

Total Reportable Segment and Other EBITDA	$627

EARNINGS

Total Reportable Segment EBITDA and Other EBITDA	$627
Depreciation and Amortization	(199)
Interest Expense	(176)
Interest Income and Other	1
Income Tax Expense	(65)

Total Net Income	188

Total Net Income - Noncontrolling Interests	(42)

Total Net Income - Controlling Interests	$146

EARNINGS PER SHARE, BASIC	$0.22

EARNINGS PER SHARE, DILUTED	$0.22

Weighted Average Shares (reported and ongoing) - in millions

Basic	671
Diluted	673

Spectra Energy Corp

Reported to Ongoing Distributable Cash Flow Reconciliation

Unaudited

(In millions)

	Quarter-To-Date June 30, 2015			Quarter-To-Date June 30, 2014
	Reported	Special Items	Ongoing	Reported/ Ongoing
Net Income	$80	$138	$218	$188
Add:
Interest expense	166	—	166	176
Income tax expense (benefit)	(7)	79	72	65
Depreciation and amortization	193	—	193	199
Foreign currency loss	4	—	4	1
Less:
Third Party Interest Income	1	—	1	2

EBITDA	435	217	652	627

Add:
Earnings from equity investments	(5)	(12)	(17)	(85)
Non-cash impairment at DCP	194	(194)	—	—
Distributions from equity investments	70	—	70	124
Empress non-cash mark to market	1	—	1	4
Other	17	—	17	1
Less:
Interest expense	166	—	166	176
Equity AFUDC	24	—	24	9
Net cash paid for income taxes	18	—	18	13
Distributions to non-controlling interests	49	—	49	42
Maintenance capital expenditures	181	—	181	154

Total Distributable Cash Flow	$274	$11	$285	$277

Dividends	$248			$223
Coverage - DCF / Dividend	1.1x			1.2x